Exhibit 99.(a)(1)(L)

Election Review Page: Eligible Underwater Options - Windows Internet Explorer

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Election Info

Election Review: Offer to Replace Eligible Underwater Options

You have made the following elections with respect to your Eligible Underwater Options:

Original Grant Date	Option Number	Exercise Price *	Number of Shares Currently Subject to Eligible Underwater Options	Number of Vested Shares Currently Subject to Options	Number of Unvested Shares Currently Subject to Options	Number of Shares Subject to New Options if this Award is Tendered	Replace Eligible Underwater Option?
Dec 10, 2003	1	$10.00	600	600	0	600	(•) Yes ( ) No
Dec 10, 2004	2	$10.00	550	550	0	550	( ) Yes (•) No
Dec 10, 2005	3	$4.15	50	50	0	50	(•) Yes ( ) No

* This exercise price reflects the Adjusted Exercise Price for your Eligible 409A Options, as amended in accordance with your acceptance of the Offer to Amend on the previous screens.

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